Exhibit 5.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Seattle	77002-2770
Dubai
London	713.223.2300 Office
713.221.1212 Fax

bgllp.com

May 31, 2012

Kinder Morgan Energy Partners, L.P.
500 Dallas Street, Suite 1000
Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, in connection with the registration of the sale by one or more securityholders (the “Selling Securityholders”) of common units (the “Units”) representing limited partnership interests in the Partnership.  The Partnership is filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Units.  We have been asked by the Partnership to render this opinion.

We have examined originals or copies of (a) the Registration Statement, (b) the Certificate of Limited Partnership of the Partnership, as amended to date, (c) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date, (d) certain resolutions adopted by the Board of Directors of Kinder Morgan Management, LLC (the “Company”), in the Company’s capacity as the delegate of Kinder Morgan G.P., Inc. (the “General Partner”), the general partner of the Partnership, and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company, in its own capacity and in its capacity as the delegate of the General Partner, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, the truthfulness of all statements of fact contained therein, the due authorization, execution and delivery by the parties thereto of all documents and instruments examined by us, and that, to the extent such documents and instruments purport to constitute agreements of such parties, they constitute valid, binding and enforceable obligations of such parties.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.                                       the Partnership is validly existing and in good standing as a limited partnership under the laws of the State of Delaware; and

2.                                       the Units to be sold by the Selling Securityholders are, and upon sale will continue to be, validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.  The references to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP